Exhibit 4.6

SHARE OPTION AGREEMENT

This Share Option Agreement (this “Agreement”), is entered into as of February 3, 2006 by and between Avago Technologies Limited, a company organized under the laws of Singapore, hereinafter referred to as the “Company,” and Capstone Equity Investors LLC, a consultant of the Company, hereinafter referred to as “Optionee.”

WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase ordinary shares of the Company (“Shares”); and

WHEREAS, the Board of Directors has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Options provided for herein to the Optionee as an incentive for increased efforts during its term of consultancy with the Company or its Subsidiaries or Affiliates, and has instructed the undersigned officers to issue said Options;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1—Affiliate

“Affiliate” shall mean (a) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and (b) with respect to the Company, also any entity designated by the Board of Directors in which the Company or one of its Affiliates has an interest, and (c) Kohlberg Kravis Roberts & Co., L.P. (“KKR”), Silver Lake Management Company, L.L.C. (“SLP”) and any Affiliate of any partner or member, as the case may be, of KKR or SLP. For purposes of this Agreement, “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, and “control” shall have the meaning given such term under Rule 405 of the Securities Act.

Section 1.2—Board of Directors

“Board of Directors” shall mean the Board of Directors of the Company.

Section 1.3—Business Day

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Singapore.

Section 1.4—Cause

“Cause” means material failure or deficiency by Optionee in the performance of its services in accordance with the request of the Company, as determined in the Company’s good faith discretion; provided that such request for services shall not be materially different in scope than services performed by Optionee on or prior to the date hereof without Optionee’s consent.

Section 1.5—Committee

“Committee” shall mean the Board of Directors or the Compensation Committee of the Board of Directors or any other committee of the Board of Directors designated by the Board of Directors to administer the Option.

Section 1.6—Determination Date

“Determination Date” means the October 31 immediately following the Vesting Reference Date and each of the next three anniversaries thereof.

Section 1.7—Good Reason

“Good Reason” means (a) material failure by the Company to provide Optionee with access to the information or employees necessary to perform its duties, or (b) a material increase in the scope of services that the Company requires Optionee to perform, unless consented to by Optionee.

Section 1.8—Options

“Options” shall mean the options, including the Time Option and the Performance Option, to purchase Shares granted under this Agreement.

Section 1.9—Performance Option

“Performance Option” shall mean an Option with respect to which the commencement of exercisability is governed by Section 3.1(b) hereof.

Section 1.10—Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.11—Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.12—Securities Act

“Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

Section 1.13—Shareholder Agreement

“Shareholder Agreement” shall mean that certain Shareholder Agreement dated as of even date herewith by and between the Company and the Optionee.

Section 1.14—Shareholder Agreements

“Shareholder Agreements” shall mean the Shareholder Agreement and that certain Amended and Restated Shareholder Agreement, dated as of February 3, 2006, among the Company, Optionee, Bali Investments S.à r.l., Silver Lake Partners II, Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Avago Investment Partners, Limited Partnership, Seletar Investments Pte. Ltd., Geyser Investment Pte Ltd and certain other persons.

Section 1.15—Subsidiary

“Subsidiary” with respect to any entity shall mean any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain, then owns shares possessing 50% or more of the total combined voting power of all classes of equity in one of the other corporations in such chain.

Section 1.16—Time Option

“Time Option” shall mean an Option with respect to which the commencement of exercisability is governed by Section 3.1(a) hereof.

Section 1.17—Vesting Reference Date

“Vesting Reference Date” shall mean December 1, 2005.

ARTICLE II

GRANT OF OPTIONS

Section 2.1—Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee a Time Option to purchase any part or all of an aggregate of 400,000 Shares and a Performance Option to purchase any part or all of an aggregate of 400,000 Shares upon the terms and conditions set forth in this Agreement.

Section 2.2—Exercise Price

The per share exercise price of the Shares covered by the Options shall be U.S.$5.00.

Section 2.3—Discretion of the Board of Directors

The grant of any options is left to the discretion of the Board of Directors. The Company has no obligation to award share options in the future even if options have been awarded in one or more of the preceding years. Nothing in this Agreement should be read as an obligation or a guarantee by the Company with respect to the future value of the Options.

Section 2.4—Adjustments in Options

In the event that the outstanding Shares subject to an Option are, from time to time, changed into or exchanged for cash or a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares or other consideration and the exercise price as to which such Option, or portions thereof then unexercised, shall be exercisable in order to prevent dilution or enlargement of the benefits intended to be made available with respect to any Option. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

In the event of a “spin-off” or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the Shares, the Committee shall in its discretion make an appropriate and equitable adjustment to the exercise or purchase price to reflect such diminution.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1—Commencement of Exercisability

(a) The Time Option shall become exercisable with respect to 25% of the Shares subject to such Time Option on each anniversary of the Vesting Reference Date.

(b) On each anniversary of the Vesting Reference Date, the Performance Option shall become exercisable for an incremental percentage of the Shares subject to such Option equal to the product of 25% and the Achievement Ratio for the year ending on the immediately preceding Determination Date, provided that on each Determination Date in no event shall the total percentage of Shares subject to the Performance Option that are exercisable be greater than the product of (i) 25% and (ii) the number of Determination Dates (including such Determination Date) as have fallen from and after the Vesting Reference Date. For the avoidance of doubt, in the event that the Achievement Ratio is greater than 1.0 for any year, the Performance Option shall become exercisable for an incremental percentage of the Shares subject to such Option that did not become exercisable in any preceding year (commencing with immediately preceding year) as a result of the Achievement Ratio for any such preceding year being less than 1.0.

For purposes of this Section 3.1 the “Achievement Ratio” for each fiscal year shall be defined in Exhibit A.

Section 3.2—Expiration of Options

Except as otherwise provided in the Shareholder Agreement, the Options may not be exercised to any extent by the Optionee after the first to occur of the following events:

(a) The fifth anniversary of the date hereof; or

(b) If the Committee so determines, the effective date of either the merger or consolidation of the Company into another Person, or the exchange or acquisition by another Person of all or substantially all of the Company’s assets or 80% or more of its then outstanding voting shares, or the recapitalization, reclassification, liquidation or dissolution of the Company. At least ten (10) days prior to the effective date of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, the Committee shall give the Optionee notice of such event if the Option has then neither been fully exercised nor become unexercisable under this Section 3.2.

(c) Notwithstanding the foregoing, no Option or portion thereof shall become exercisable as to any additional Shares following the termination of the consulting arrangements between Optionee and the Company by the Company for Cause, or by

Optionee other than for Good Reason, and any Option which is non-exercisable as of such termination shall be immediately cancelled.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1—Person Eligible to Exercise

Only the Optionee, acting through its Managing Member (as such term is defined in the Optionee’s limited liability company agreement), or its successors may exercise an option or any portion thereof.

Section 4.2—Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3—Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) Full payment (in cash, by check or by a combination thereof or by such other means as may be approved by the Committee in its sole discretion) for the Shares with respect to which such Option or portion thereof is exercised;

(c) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for its own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act, and the applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act, any other U.S. federal or state securities laws or regulations and any other applicable laws or regulations; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of this Section 4.3, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Securities Act, and may issue stop-transfer orders covering such Shares. Share certificates evidencing Shares issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such Shares.

Section 4.4—Conditions to Issuance of Certificates

The Shares deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued Shares or, subject to applicable laws, issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience; provided, however, that no delay in the issuance of any certificate to be issued hereunder shall operate to prejudice or impair the Optionee’s rights to participate in a corporate transaction providing for the disposition of Shares or to exercise its rights under the Shareholder Agreements.

Section 4.5—Rights as Shareholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1—Administration

The Committee shall have the power to interpret this Agreement. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Options. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under this Agreement.

Section 5.2—Options Not Transferable

Neither the Options nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or its successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3—Relationship of Option Agreement to Consulting Arrangements

This Agreement is entered into as a separate and independent agreement between the Optionee and the Company, and shall not be construed as part of the consulting arrangements between the Optionee and the Company. Nothing contained in this Agreement shall confer on the Optionee the right to continue to be engaged by the Company or any Subsidiary thereof or otherwise impede the ability of the Company to terminate the Optionee’s consulting arrangements with the Company.

Section 5.4—Shares to Be Reserved

The Company shall at all times during the term of the Options reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

Section 5.5—Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given, delivered and effective on the earliest of (i) the date of receipt of confirmation of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 5.5 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of receipt of confirmation of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (local time for the recipient) on any Business Day and earlier than 11:59 p.m. (local time for the recipient) on the day preceding the next Business Day, (iii) one (1) Business Day after being sent, if sent by nationally recognized overnight courier service (charges prepaid), (iv) the date of receipt of a non-automated reply email confirming receipt, if sent via email, or (v) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows (or such other address as any such party shall designate by written notice to the other parties):

(a)	If to the Company:

Avago Technologies Limited

No. 1 Yishun Avenue 7

Singapore 768923

Singapore

Facsimile:	(408) 435-4288
Attention:	Dick M. Chang and Rex Jackson
E-mail:	dick.chang@avagotech.com and rex.jackson@avagotech.com

with a copy to:

Kohlberg Kravis Roberts & Co.

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

Facsimile:	(650) 233-6574 and (650) 233-6548
Attention:	James H. Greene Jr. and Adam A. Clammer
E-mail:	jgreene@kkr.com and adam@kkr.com

and with a copy to:

Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, California 94025

Facsimile:	(650) 234-2593
Attention:	Alan K. Austin, Managing Director and Chief Operating Officer, and Yolande Jun, Chief Financial Officer
E-mail:	alan.austin@silverlake.com and yolande.jun@silverlake.com

and with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Facsimile:	(650) 463-2600
Attention:	Peter F. Kerman
E-mail:	peter.kerman@lw.com

(b)	If to the Optionee, to:

Capstone Equity Investors LLC

9 West 57th Street

New York, New York 10019

Facsimile:	(212) 230-9795
Attention:	Dean Nelson
E-mail:	nelsd@kkr.com

Section 5.6—Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.7—Applicability of Shareholder Agreements

The Options and the Shares issued to the Optionee upon exercise of the Options shall be subject to all of the terms and provisions of the Shareholder Agreements, to the extent applicable to the Options and such Shares. In the event of any conflict between this Agreement and the Shareholder Agreements, the terms of the Shareholder Agreements shall control.

Section 5.8—Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.9—Applicable Law; Jurisdiction

The laws of Singapore shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Optionee hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in or for the State of California, County of San Mateo, for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and Optionee agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process of any action, suit or proceeding brought against Optionee in any such court. Optionee hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, this Share Option Agreement has been executed and delivered by the parties hereto as of the date first written above.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ James H. Greene Jr.
Name:	James H. Greene Jr.
Title:	Director

Signature Page to Share Option Agreement between

Avago Technologies Limited and Capstone Equity Investors LLC

OPTIONEE CAPSTONE EQUITY INVESTORS LLC

By:	/s/ Dean Nelson
Name:	Dean Nelson
Title:	Managing Member

Signature Page to Share Option Agreement between

Avago Technologies Limited and Capstone Equity Investors LLC